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                                                                  EXHIBIT (c)(2)

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                           CONFIDENTIALITY AGREEMENT

    1. Parties. This Confidentiality Agreement (the "Agreement"), effective the 15th day of November, 1999 is between Siemens Energy & Automation, Inc., a corporation organized under the laws of the State of Delaware with its principal place of business at 3333 Old Milton Parkway, Alpharetta, Georgia 30005 USA ("SE&A") and Moore Products Co., a company organized under the laws of the state of Pennsylvania with its principal place of business at 1201 Sumneytown Pike, Spring House, Pennsylvania 19477 ("Moore").

   2. Purpose of Agreement. The parties intend to further their business relationship, in accordance with the purpose(s) set forth in Exhibit A. The discloser, as a party hereto, will disclose certain Confidential information to recipient, as a party hereto, in connection with such purpose(s). This Agreement is intended to define the rights and duties of the parties as either discloser or recipient, with respect to such Confidential Information as may be so disclosed from one party to the other.

   3. Definitions. For purposes of this Agreement, the following definitions apply:

         3.1. "Confidential Information" means any of the discloser's trade secrets and other competitively sensitive data or information disclosed under this Agreement, including, without limitation: technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product and marketing plans or lists of actual or potential customers or suppliers.

         3.2. Exclusions. Notwithstanding the definition of Confidential Information above, Confidential Information shall not include any information or data that is:

                 3.2.1. generally available from public sources or in the public domain through no fault of the recipient;

                 3.2.2. received at any time from any third party without breach of a nondisclosure obligation to the discloser;

                 3.2.3. shown through proper documentation (1) to have been developed independently by employees of recipient who had no access to Confidential Information of the discloser or (2) to have been known to the recipient without any obligation of confidentiality prior to its disclosure by the discloser;

                 3.2.4. required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; and recipient shall promptly notify discloser of any requirement to disclose by law prior to such disclosure to allow discloser to seek an appropriate protective order; or

                 3.2.5. approved for disclosure without any confidentiality obligation by prior written consent of an authorized corporate representative of the discloser.

Paragraph 4 omitted
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   5.    Restrictions on Confidential Information. The recipient agrees that, with respect to any such disclosed Confidential Information:

         5.1. the Confidential Information shall only be disclosed within the recipient's organization on a "need-to-know" basis to individuals who have been apprised of its confidential nature and shall not be further disclosed to any third party outside of the recipients organization (except for employees of Siemens AG or of any other company owned or controlled, directly or indirectly, by Siemens AG, who have a need to know the Confidential Information) without the discloser's prior written consent. (It is understood and agreed that by reference to Siemens AG herein, Siemens AG is not submitting itself to the jurisdiction of the United Sates Courts nor is this reference an admission that Siemens AG is doing business in the United States);

         5.2. the Confidential Information shall be treated at least according to the same internal security procedures and with the same degree of care regarding its confidentiality as similar information of the recipient is treated within the recipient's organization;

         5.3. the Confidential information shall remain the property of the discloser, and the disclosure to the recipient hereunder creates only a limited license to use such information for purposes related to the furtherance of the parties' business relationship as anticipated hereunder and as set forth in Exhibit A and for no other purpose. Upon receipt of a written request from the discloser for return of the Confidential Information and, in any event, upon termination of this Agreement, the recipient shall promptly, at its expense, deliver to the discloser all such Confidential Information (including all copies and facsimiles thereof, or copies and documents containing such Confidential Information or portions thereof), together with the recipient's written certification that no other copies of such Confidential Information have been made or retained by the recipient or any other person.

         5.4. in the event of the loss by the recipient of any Confidential Information or recipient's awareness of the unauthorized possession, use or knowledge of any Confidential Information, the recipient shall immediately notify the discloser in writing of the full details of such loss, unauthorized possession, use or knowledge.

   6.    General.

         6.1. Governing Law. This Agreement shall be deemed to have been executed and entered into in the State of Delaware, USA. This Agreement, and its formation, operation and performance, shall be governed, construed, performed and enforced in accordance with the substantive laws of the State of Delaware, USA, without regard to its conflict of law rules.

         6.2. Severability. In the event a court of law finds any provision of this Agreement void and unenforceable, the remaining provisions shall remain in full force and effect.

         6.3. Waiver. Waiver of any breach or violation of this Agreement shall not constitute a waiver of subsequent breach or violation of the same or different kind.

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         6.4.    Entire Agreement. This Agreement and Exhibit A listed above, which is incorporated herein by reference, constitute the entire agreement between the parties as to the subject matter hereof and merge all prior discussions between them. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than: (1) as expressly provided herein, or
(2) as duly set forth on or subsequent to the effective date hereof in writing and signed by a proper and duly authorized representative of the party to be bound thereby. Further, the terms of this Agreement are in lieu of and override any contrary terms or conditions, preprinted or otherwise, that may appear on any form used by (1) Moore to purchase or offer to purchase from SE&A or (2) by SE&A to acknowledge such a purchase or accept such an offer.

         6.5. Notices. All notices permitted or required hereunder by either of the parties hereto shall be in writing and, unless otherwise specifically provided, shall be given by sending such notice properly addressed to the other party's last known address by prepaid registered mail, by a reputable and established private courier or by telex or facsimile. All such notices shall be deemed given three (3) days after the date of mailing or at the time of delivery to the private courier or its agent for transmittal, or upon transmittal of a telex or facsimile, as the case may be.

         6.6. Termination. This Agreement shall continue in full force and effect until terminated by either party giving thirty (30) days prior written notice to the other party. Notwithstanding any such termination, the recipient's obligations under this Agreement shall remain in full force and effect with respect to Confidential Information for so long afterwards as the information or data remains a trade secret or for a period of three (3) years after the effective date of this Agreement, whichever is later.

         6.7. Working with Others. This Agreement will not preclude either party from working with others in any connection, so long as the obligations of
Section 5 are respected.

         6.8. No Assignment. The recipient shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the discloser, except to a successor in ownership who shall expressly assume in writing the performance of the terms and conditions of this Agreement.

         6.9. Export Controls. The recipient represents and warrants that no information of the type which may be subject to the International Traffic in Arms Regulations or the Export Administration Act furnished to it by the discloser shall be disclosed to any foreign national, firm, or country, including foreign nationals employed by or associated with the recipient, nor shall any such information be exported from the United States, except in full compliance with the Export Administration Act, including the requirements for obtaining any export license, if applicable. The recipient shall first obtain the written consent of the discloser prior to submitting any request for authority to export any such information.

         6.10. No Warranty. Confidential Information, including all tangible media in which Confidential Information is fixed and copies thereof, shall remain the property of the originating party. Neither this Agreement nor the disclosure of Confidential Information hereunder shall be construed as granting any right or license under any invention or patent now

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or hereafter owned or controlled by either party, nor shall any such disclosure constitute any representation, warranty, assurance, guaranty, or inducement by the disclosing party to the recipient with respect to the infringement of any patent or other rights of others. No warranty or representation as to the accuracy, completeness or quality, including, but not limited to, technical or scientific quality of any Confidential Information is provided herein. WITHOUT RESTRICTING THE GENERALITY OF THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTIES EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING OR USAGE OF TRADE REGARDING ANY CONFIDENTIAL INFORMATION DISCLOSED HEREUNDER.

   7. Exhibits. The following Exhibit is attached hereto and is incorporated herein by this reference:

               Exhibit A:  Business Purpose of Confidential Disclosure

   IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their duly authorized representatives at the places and on the dates set forth below.


Siemens Energy & Automation Inc.                 Malibu Acquisition Corp.

By:  /s/ Dr. Manfred R. Liska                    By: /s/ Robert E. Wisniewski
    ------------------------------                   ---------------------------

Name:  Dr. Manfred R. Liska                      Name: Robert E. Wisniewski

Title:  Vice President,                          Title: Secretary and Treasurer
        Strategic Planning & Coop.



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                                  EXHIBIT "A"

                  Business Purpose of Confidential Disclosure

The Confidential Information to be disclosed under this Confidentiality Agreement is in furtherance of the business purpose of:

To evaluate cooperation opportunities.

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                                  Exhibit "B"

                                Nonsolicitation

     During the term of this Agreement,
     SE&A expressly agree not to initiate or maintain contact with any director, officer, employee or agent of Moore other than Messrs. Hurd, Bogle and Curry or any customer or vendor of Moore regarding Moore's business, operations, prospects or finances, except with the prior consent of Messrs. Hurd, Bogle and Curry. SE&A further agree that you will not knowingly: (i) solicit for employment any employee now employed by Moore or (ii) as a result of or utilizing any knowledge or information obtained from the Confidential Information, divert or attempt to divert any business, customer or vendor of Moore. However, a solicitation for employment shall not be deemed a breach of this agreement if such solicitation is a general solicitation for employment not specifically directed toward employees of Moore, and SE&A shall not be prevented from hiring any person who is responding to any such solicitation or who is no longer employed by Moore.

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